Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated July 25, 2013

(Relating to Preliminary Prospectus Dated July 8, 2013)

Registration No. 333-187859

This free writing prospectus should be read together with the preliminary prospectus, dated July 8, 2013 (the “Preliminary Prospectus”), included in Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-187859), relating to the initial public offering of common stock by Liquid Holdings Group, Inc. The Preliminary Prospectus has been updated by Amendment No. 6 to the Registration Statement on Form S-1, which was filed on July 24, 2013, and Amendment No. 7 to the Registration Statement on Form S-1, which was filed on July 25, 2013. A copy of the most recent preliminary prospectus included in Amendment No.  7 to the Registration Statement can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1562594/000119312513301376/d484709ds1a.htm. The following summarizes certain disclosures in the preliminary prospectus included in Amendment No. 7 to the Registration Statement that update the disclosures in the Preliminary Prospectus under the section titled “Business—Legal Proceedings.” References to “Liquid Holdings Group,” “our company,” “we,” “us,” and “our” are used in the manner described in the Preliminary Prospectus.

As previously disclosed in the Preliminary Prospectus, on July 2, 2013 we received a letter from a law firm representing two individuals who were involved in the establishment and operation of the over-the-counter brokerage operations of Liquid Prime Services and Liquid Futures, or the OTC Operations. We ceased these OTC Operations on June 1, 2013. The letter asserted certain purported breach of contract and fraudulent inducement claims against us, and that we have wrongfully withheld funds that these individuals claim are owed to them, in connection with the establishment, operation and wind-down of the OTC Operations. Among the claims made are that we failed to provide certain agreed-upon levels of capital to the OTC Operations, and that we imposed certain obligations on the OTC Operations to purchase our technology. The letter further asserted unspecified compensatory and punitive damages.

On July 23, 2013 these individuals filed a complaint in the Supreme Court of The State of New York against Liquid Holdings Group LLC, Liquid Prime Holdings LLC and Brian Ferdinand, one of our directors. The complaint alleges fraudulent inducement, breach of contract and unjust enrichment and seeks specified damages of up to $3 million and other compensatory and punitive damages in an amount to be determined at trial, as well as such other further relief as the court deems just, proper and equitable under the circumstances. We believe that the claims alleged by these individuals are without merit, and we intend to defend any such claims vigorously. However, it is too early to determine whether it is reasonably possible or probable that this matter could result in a liability to us, and the amount of any such liability cannot be reasonably estimated at this time. Legal proceedings are inherently uncertain, and we cannot assure you that it would not have a material adverse effect on our business, financial condition, liquidity or results of operations. Our prospective directors’ and officers’ insurance carrier will be excluding any coverage for claims relating to the OTC dispute. We are not currently subject to any other pending or, to our knowledge, threatened legal proceedings that we expect to have a material impact on our consolidated financial statements.

We have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, we, the underwriter or any dealer participating in the offering will arrange to send to you the prospectus if you request it by contacting Sandler O’Neill + Partners, L.P., via telephone: 1-866-805-4128; email: syndicate@sandleroneill.com; or standard mail at Sandler O’Neill + Partners, L.P., 1251 Avenue of the Americas, 6th Floor, New York, NY 10020, Attention: Prospectus Department.